Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Baillie Gifford Institutional Long Term Global Growth Fund, a series of Baillie Gifford Institutional Trust, under the heading “Disclosure of Fund Investments” and “Other Key Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

April 29, 2026